CURRENT REPORT
Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: August 29, 2017 (Date of earliest event reported)
MedAmerica Properties Inc. (Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-09043 (Commission File Number)	36-3361229 (I.R.S. Employer Identification No.)

5200 Town Center Circle, Suite 550, Boca Raton, Florida (Address of principal executive offices)	33486 (Zip Code)

(561) 617-8050 (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective August 29, 2017, Patricia Sheridan was appointed chief financial officer of MedAmerica Properties Inc. (“MedAmerica” or the “Company”).

Ms. Sheridan, 55, has over 33 years of accounting, tax, reorganization and real estate experience. Since 2011, Ms. Sheridan has served as the managing member of PKS Group LLC, a consulting firm providing financial oversight for small to mid-sized privately owned companies, high net worth individuals and family offices. Over the last 12 years, she has worked in various capacities for private real estate development firms from October 2005 to January 2017. Beginning in June 1998 until March 2003, Ms. Sheridan served as the president and managing director of Knickerbocker LLC, a $750 million investment management company. Prior to this position, she served in multiple roles with a NYSE traded company, Beneficial Corporation, from January 1986 through June 1998, most recently as the Director – Corporate Real Estate Properties. She began her accounting career at Arthur Andersen & Company beginning in January 1984 until January 1986. Ms. Sheridan received a Masters in Taxation from Seton Hall University and a Bachelor of Science in Accounting from the College of New Jersey. Ms. Sheridan is the spouse of the Company’s chief executive officer and president, Joseph C. Bencivenga.

Item 8.01	Other Events.

On September 1, 2017, the Company issued a press release announcing the appointment of Ms. Sheridan as the chief financial officer of the Company. A copy of the press release is attached as Exhibit 99.1 hereto and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

99.1	Press Release, dated September 1, 2017

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MedAmerica Properties Inc.

By:	/s/ Christopher J. Hubbert
Name: Christopher J. Hubbert
Title: Secretary

Dated September 1, 2017